As filed with the Securities and Exchange Commission on November 6, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Louisiana	72-1212563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 Global Drive
Carlyss, Louisiana 70665
(337) 583-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Global Industries, Ltd. 2005 Stock Incentive Plan
Global Industries, Ltd. 1998 Equity Incentive Plan
(Full title of the plans)
Russell J. Robicheaux
Chief Administrative Officer and General Counsel
11490 Westheimer, Suite 400
Houston, Texas 77077
(281) 529-7979
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of each class	Amount	Proposed maximum	Proposed maximum	Amount
of securities	to be	offering price per	aggregate offering	of
to be registered	registered (1)	share(3)	price(3)	registration fee
Common Stock, par value $0.01 per share	8,834,200 shares(2)	$20.064	$177,257,450	$5,442

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	5,035,250 of the shares registered relate to the 2005 plan and 3,798,950 of the shares registered relate to the 1998 plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of (i) the exercise price per share ranging from $3.61 to $27.64 with respect to 2,719,425 shares of common stock subject to previously granted options under the Plans and (ii) $24.01, which is the average of the high and low prices reported on the NASDAQ Global Select Market on October 31, 2007 with respect to the remaining 6,114,775 shares of common stock.

EXPLANATORY NOTE
     Global Industries, Ltd. (also referred to as the “Company,” “Registrant,” “Global Industries,” “we” or “us”) has filed this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an aggregate of 8,834,200 shares of our common stock which may be issued (including under outstanding options for 2,719,425 shares) pursuant to our existing long-term incentive plans, the Global Industries, Inc. 2005 Stock Incentive Plan and the Global Industries, Ltd. 1998 Equity Incentive Plan (the “Plans”). Both Plans have previously been approved by our shareholders.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This registration statement incorporates by reference the documents set forth below that we have previously filed or furnished with the Securities and Exchange Commission; provided, however, that unless expressly listed below, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Securities Exchange Act of 1934, as amended, shall be incorporated by reference into this registration statement:
•	Our Annual Report on Form 10-K for the year ended December 31, 2006, including information incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Our Current Reports on Form 8-K filed on March 14, 2007, March 26, 2007, May 21, 2007, July 25, 2007, July 27, 2007, October 24, 2007, and November 2, 2007; and

•	The description of our common stock contained on our Form 8-A registration statement filed on July 8, 1993.
          In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Information contained in documents that we file later with the Securities and Exchange Commission will automatically update and supersede the information contained in this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Under Section 83 of the Business Corporation Law of the State of Louisiana (the “LBCL”), a Louisiana corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, including any action by or in right of the corporation, brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article VI of the Company’s amended and restated articles of incorporation (the “articles of incorporation”) provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law. Article VI of the Company’s bylaws (the “bylaws”) provides for indemnification of each person who is or was made a party to or was involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the Company or is a person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, sole proprietorship, trust, or other enterprise (including service with respect to employee benefit plans) to the fullest extent permitted by the LBCL as it existed at the time the indemnification provisions of the articles of incorporation and bylaws were adopted or as the LBCL may be thereafter amended. Article VI of the bylaws expressly provides that it is not the exclusive method of indemnification.
          The Company has entered into indemnification agreements with each of its directors, which provide for our directors and officers to be named as insureds under any directors’ and officers’ liability insurance policies maintained by the Company. The indemnification agreements also provide that the company will indemnify each director against losses and expenses resulting from a claim or claims made against such director for any act, failure to act or neglect or breach of duty, including: (1) any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or (2) any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of such person being a director or officer of the company, subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses. These provisions, however, do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.
          Article VI of the articles of incorporation and Article VI of the bylaws also provide that the Company may maintain insurance, at its own expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Company as a director, officer, employee or agent or of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the LBCL.
          Section 24 of the LBCL permits the limitation of directors’ personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except in certain situations including breach of a director’s duty of loyalty or acts or omissions not made in good faith. Article VI of the articles of incorporation limits directors’ personal liability to the extent permitted by Section 24 of the LBCL.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.
          The following documents are filed as exhibits to this registration statement:

4.1	—	Amended and Restated Articles of Incorporation of registrant as amended, incorporated by reference to Exhibits 3.1 and 3.3 to the Form S-1 Registration Statement filed by the registrant (Reg. No. 33-56600).

4.2	—	Bylaws of registrant, incorporated by reference to Exhibit 3.2 to the Form S-1 Registration Statement filed by the registrant (Reg. No. 33-56600).

4.3	—	Amendment to Bylaws of registrant, incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed on November 2, 2007(SEC File No. 000-21086).

4.4	—	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 33-56600)).

4.5	—	Global Industries, Ltd. 1998 Equity Incentive Plan incorporated by reference to Exhibit 10.28 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (SEC File No. 000-21086).

4.6	—	2000 Amendment to Global Industries, Ltd. 1998 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to registrant’s Quarterly Report for the quarter ended March 31, 2001(SEC File No. 000-21086).

4.7	—	Global Industries, Ltd. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.42 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (SEC File No. 000-21086).

5.1*	—	Opinion of Vinson & Elkins L.L.P.

23.1*	—	Consent of Deloitte & Touche LLP.

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney.

*	Filed herewith.
Item 9. Undertakings.
          The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 5, 2007.

GLOBAL INDUSTRIES, LTD.
By:	/s/ Peter A. Atkinson
Peter S. Atkinson
President and Chief Financial Officer (Principal Financial and Accounting Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2007.

Signature	Title

/s/ B.K. Chin	Chairman of the Board and Chief Executive Officer
B.K. Chin	(Principal Executive Officer)

/s/ John A. Clerico *	Director

John A. Clerico

/s/ Lawrence R. Dickerson *	Director

Lawrence R. Dickerson

/s/ Edward P. Djerejian *	Director

Edward P. Djerejian

/s/ Larry E. Farmer *	Director

Larry E. Farmer

/s/ Edgar G. Hotard *	Director

Edgar G. Hotard

/s/ Richard A. Pattarozzi *	Director

Richard A. Pattarozzi

/s/ James L. Payne *	Director

James L. Payne

/s/ Michael J. Pollock *	Director

Michael J. Pollock

Director

Cindy B. Taylor

* By:	/s/ Russell J. Robicheaux
Russell J. Robicheaux
Attorney-in-Fact

INDEX TO EXHIBITS

4.1	—	Amended and Restated Articles of Incorporation of registrant as amended, incorporated by reference to Exhibits 3.1 and 3.3 to the Form S-1 Registration Statement filed by the registrant (Reg. No. 33-56600).

4.2	—	Bylaws of registrant, incorporated by reference to Exhibit 3.2 to the Form S-1 Registration Statement filed by the registrant (Reg. No. 33-56600).

4.3	—	Amendment to Bylaws of registrant, incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed on November 2, 2007(SEC File No. 000-21086).

4.4	—	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 33-56600)).

4.5	—	Global Industries, Ltd. 1998 Equity Incentive Plan incorporated by reference to Exhibit 10.28 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (SEC File No. 000-21086).

4.6	—	2000 Amendment to Global Industries, Ltd. 1998 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to registrant’s Quarterly Report for the quarter ended March 31, 2001(SEC File No. 000-21086).

4.7	—	Global Industries, Ltd. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.42 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (SEC File No. 000-21086 ).

5.1*	—	Opinion of Vinson & Elkins L.L.P.

23.1*	—	Consent of Deloitte & Touche LLP.

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney.

*	Filed herewith.